EXHIBIT 5

REPUBLIC OF TURKEY
PRIME MINISTRY
THE UNDERSECRETARIAT OF TREASURY

CONSENT

     I, H. Ersen Ekren, Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, hereby consent to the reference to my name, in my official capacity as Director General of Foreign Economic Relations under the caption “Official Statements” in the Prospectus of the Republic of Turkey included in the Registration Statement filed by the Republic of Turkey with the United States Securities and Exchange Commission.

By: /s/ H. Ersen Ekren H. Ersen Ekren Director General Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry of the Republic of Turkey

Date: February 10, 2003